Exhibit 10.4

Employment Contract

This Employment Contract (“Contract”) is made effective as of 06/01/2023, by and between Linkhome Realty Group (“Employer”) of 2 Executive Circle,Suite100, IRVINE, California, 92614 and Yuan Gao (“Employee”) of _REDACTED,______, REDACTED,______, REDACTED_________.

A. The Employer is engaged in the business of Real Estate. The Employee will primarily perform the job duties at the following location: 2 Executive Circle,Suite100, IRVINE, California 92614.

B. The Employer desires to have the services of the Employee.

C. The Employee is an at-will employee of the Employer. Either party is able to terminate the Contract at any time.

Therefore, the parties agree as follows:

1. Employment. The Employer shall employ the Employee as a(n) Chief Technology Officer. The Employee shall provide to the Employer duties as needed. The Employee accepts and agrees to such employment, and agrees to be subject to the general supervision, advice, and direction of the Employer and the Employers supervisory personnel.

2. Best Efforts of Employee. The Employee agrees to perform faithfully, industriously, and to the best of the Employee’s ability, experience, and talents, all of the duties that may be required by the express and implicit terms of this Contract, to the reasonable satisfaction of the Employer. Such duties shall be provided at such place(s) as the needs, business, or opportunities of the Employer may require from time to time.

3. Ownership of Social Media Contacts. Any social media contacts, including “followers” or “friends,” that are acquired through accounts (including, but not limited to email addresses, blogs, Twitter, Facebook, YouTube, or other social media networks) used or created on behalf of the Employer are the property of the Employer.

4. Compensation of Employee. As compensation for the services provided by the Employer under this Contract, the Employer will pay the Employee an annual salary of $2800 payable monthly on the fifteenth day of each month and subject to applicable federal, state, and local withholding. Upon termination of this Contract, payments under this paragraph shall cease; provided, however, that the Employee shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which the Employee has not yet been paid, and for any commission earned in accordance with the Employer’s customary procedures, if applicable. Accrued vacation will be paid in accordance with state law and the Employer’s customary procedures. This section of the Contract is included only for accounting and payroll purposes and should not be construed as establishing a minimum or definite term of employment.

5. Expense Reimbursement. The Employer will reimburse the Employee for “out-of-pocket” expenses incurred by the Employee in accordance with the Employer’s policies in effect from time to time.

6. Recommendations for Improving Operations. The Employee shall provide the Employer with all information, suggestions, and recommendations regarding the Employer’s business, of which the Employee has knowledge, that will be of benefit to the Employer.

7. Confidentiality. The Employee recognizes that the Employer has and will have information regarding the following:

-	Inventions
-	Products
-	Product design
-	Processes
-	Technical matters
-	Trade secrets
-	Copyrights
-	Customer lists
-	Prices
-	Costs
-	Discounts
-	Business affairs
-	Future plans

and other vital information items (collectively, “Information”) which are valuable, special, and unique assets of the Employer. The Employee agrees that the Employee will not at any time or in any manner, either directly or indirectly, divulge, disclose, or communicate any items of Information to any third party without the prior written consent of the Employer. The Employee will protect the Information and treat it as strictly confidential. A violation by the Employee of this paragraph shall be a material violation of this Contract and will justify legal and/or equitable relief.

This Contract is in compliance with the Defend Trade Secrets Act and provides civil or criminal immunity to any individual for the disclosure of trade secrets: (i) made in confidence to a federal, state, or local government official, or to an attorney when the disclosure is to report suspected violations of the law; or (ii) in a complaint or other document filed in a lawsuit if made under seal.

8. Unauthorized Disclosure of Information. If it appears that the Employee has disclosed (or has threatened to disclose) Information in violation of this Contract, the Employer shall be entitled to an injunction to restrain the Employee from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has, or may have been disclosed or may be disclosed. The Employer shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

9. Confidentiality After Termination of Employment. The confidentiality provisions of this Contract shall remain in full force and effect for a period of two years after the voluntary or involuntary termination of the Employee’s employment. During such period, neither party shall make or permit the making of any public announcement or statement of any kind that the Employee was formerly employed by or connected with the Employer.

10. Employee’s Inability to Enter Into Contracts on Behalf of the Employer. The Employee shall not have the right to make any contracts or commitments for or on behalf of the Employer without first obtaining the express written consent of the Employer.

11. Benefits. The Employee shall be entitled to employment benefits, as provided by the Employer’s policies in effect during the term of employment. These benefits include:

-	Vacation
-	Personal leave
-	Holidays
-	Health insurance
-	Disability insurance
-	Life insurance
-	Pension plan

12. Term/Termination. The Employee’s employment under this Contract shall be for an unspecified term on an “at will” basis. This Contract may be terminated by the Employer upon no written notice, and by the Employee upon 2 Weeks written notice. If the Employer shall so terminate this Contract, the Employee shall be entitled to compensation for 2 weeks beyond the termination date of such termination, unless the Employee is in violation of this Contract. If the Employee is in violation of this Contract, the Employer may terminate employment without notice and with compensation to the Employee only to the date of such termination. The compensation paid under this Contract shall be the Employee’s exclusive remedy.

13. Compliance with Employer’s Rules. The Employee agrees to comply with all of the rules and regulations of the Employer.

14. Return of Employer Property. Upon termination of this Contract, the Employee shall deliver to the Employer all property which is the Employer’s property or related to the Employee’s company (including keys, records, notes, data, memoranda, models, and equipment) that is in the Employee’s possession or under the Employee’s control. Such obligation shall be governed by any separate confidentiality or proprietary rights agreement signed by the Employee.

15. Notices. All notices required or permitted under this Contract shall be in writing and shall be deemed delivered when delivered in person or on the third day after being deposited in the United States mail, postage paid, addressed as follows:

The Employer:

Linkhome Realty Group

Zhen Qin

CEO

2 Executive Circle,Suite100

IRVINE, California 92614

The Employee:

Yuan Gao

_REDACTED ________

REDACTED_______, ___ REDACTED _____ ____ REDACTED _______

Such addresses may be changed from time to time by either party by providing written notice in the manner set forth above.

16. Entire Agreement. This Contract contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Contract supersedes any prior written or oral agreements between the parties.

17. Amendment. This Contract may be modified or amended, if the amendment is made in writing and is signed by both parties.

18. Severability. If any provisions of this Contract shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Contract is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

19. Waiver of Contractual Rights. The failure of either party to enforce any provision of this Contract shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Contract.

20. Applicable Law. This Contract shall be governed by the laws of California.

21. Signatories. This Contract shall be signed by Qin Zhen, CEO on behalf of Linkhome Realty Group and by Yuan Gao in an individual capacity. This Contract is effective as of the date first above written.

The Employer:

By:	/s/ Zhen Qin	Date:	06/01/2023
Zhen Qin
CEO

The Employee:

By:	/s/ Yuan Gao	Date:	06/01/2023

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